Exhibit 4.18


                          EIGHTH AMENDMENT TO THE
                     AMERICAN STORES RETIREMENT ESTATES
                             (1994 RESTATEMENT)




The American Stores Retirement Estates is hereby amended in the following respects.

     A. Section 8.3(c) shall be amended to add a new subparagraph (3) to the end thereof which shall read as follows:

          (3) For the period beginning after December 31, 1996, April 1 of the calendar year following the later of the calendar year in which the Participant (i) attains age 70 1/2, or (ii) retires; provided, however, that the foregoing clause (ii) shall not apply with respect to a Participant who is a Five Percent Owner (as defined in Section 416 of the Code) with respect to the Plan Year ending in the calendar year in which the Participant attains age 70 1/2.

The foregoing amendment shall be effective January 1, 1997.

In Witness Whereof, this instrument of amendment is executed this ____ day of _______1997.

                                    American Stores Company

                                    By:
                                       ------------------------------------
                                    Chairman, Benefit Plans Committee
                                    and Senior Vice President, American
                                    Stores Company